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                                                                    EXHIBIT 11.1

     Earnings per share has been calculated in conformity with SFAS No. 128 "Earnings Per Share" and all prior periods have been restated. A reconciliation between the weighted average shares outstanding used in the basic and diluted EPS computations is as follows:

                                                              Nine Months Ended
                                                              September 30, 1998
                                                              ------------------
Net Income                                                       $  2,143,678
                                                                 ============

Weighted average shares outstanding - Basic                         3,285,572
                                                                 ============

Earnings per share - Basic                                       $        .65
                                                                 ============

Weighted average shares outstanding - Basic                         3,285,572

Effect of dilutive securities
   Assumed exercise of stock options and warrants                     499,832
                                                                 ------------
Weighted average shares outstanding - Diluted                       3,785,404
                                                                 ============
Earnings per share - Diluted                                     $        .57
                                                                 ============